EXHIBIT 10.36

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

DAVIDsTEA INC., a Canadian corporation, represented herein by Sylvain Toutant, duly authorized by the Board of Directors of DavidsTea Inc.,

(the “Corporation” or “DTI”);

- and -

MARC MACDONALD

(the “Executive”)

WHEREAS the Corporation has employed Executive as its Chief Human Resources Officer since July 28, 2014;

WHEREAS the Corporation wishes to continue to employ the Executive on the terms and conditions set forth herein as of March 30, 2015 (the “Effective Date”);

AND WHEREAS the Executive wishes to continue to be so employed by the Corporation.

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1.Definitions.

For the purposes of this Agreement, the following definitions shall apply unless the context or subject matter is inconsistent therewith:

(a)“Agreement” means this Executive Employment Agreement, as amended, supplemented or modified by express written agreement between the Corporation and the Executive from time to time;

(b)“Base Salary” has the meaning set forth in Section 3.1;

(c)“Basic Payments” means an amount equal to the aggregate of the Executive’s (i) earned but unpaid Base Salary, (ii) unpaid business expense reimbursement, (iii) amount payable for unused vacation days, and (iv) earned but unpaid performance bonus for the year preceding the year during which the termination of the Executive’s employment occurs;

(d)“Board” means the board of directors of DTI, as constituted from time to time;

(e)“Business Day” means any day other than a Saturday, Sunday or any other day on which principal commercial banks are not open for business in Montreal, Quebec;

(f)“Change in Control” means the occurrence of any of the following events:

(i)

any person (within the meaning of Section 3(a)(9) of the Exchange Act)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), excluding (a) the Corporation, (b) any subsidiary of the Corporation, (c) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation, together with all affiliates and associates (as such terms are used in Rule 12b-2 under the Exchange Act) of such person, directly or indirectly becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, or acquires control or direction directly or indirectly over, securities of the Corporation representing 50% or more of the total votes eligible to be voted for the election of directors or trustees (“Voting Power”) attached to the Corporation’s then outstanding securities;

(ii)

within any 12-month period (not including any period prior to the Effective Date), individuals who constitute the Board at the beginning of such period and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election to the Board or nomination for election was approved by a majority of the directors then still in office who either (a) were directors at the beginning of the period or (b) whose election or nomination for election was previously so approved cease to constitute at least a majority of the Board or the board of directors of any successor to the Corporation;

(iii)	the consummation of the merger, amalgamation, arrangement or consolidation of the Corporation with any other company; or
(iv)	the complete liquidation of the Corporation or the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

provided, however, that notwithstanding clauses (i), (iii) or (iv) of this definition, a Change in Control shall not be deemed to have occurred if immediately following the transaction described in clause (i), (iii) or (iv) of this definition: (A) the holders of voting securities of the Corporation that immediately prior to the consummation of such transaction represented more than 50% of the combined Voting Power including any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation in existence prior to the transaction hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined Voting Power of the then outstanding securities of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no person (as defined in clause (i) of this definition), including any group (as defined in clause (i) of this definition), excluding any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation in existence prior to the prior to the transaction, together with all affiliates and associates (as those terms are defined in clause (i) of this definition), is directly or indirectly the beneficial owner (as defined in clause (i) of this definition) of, or exercises control or direction directly or indirectly over, 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

(g)“Good Reason” means (i) a materialreduction of the Executive’s title, duties or responsibilities including reporting responsibilities without his express prior written consent, (ii) a material reduction in the Executive’s total compensation, (iii) any requirement by the Corporation that the Executive’s principal office be relocated to a location which is more than 100 kilometers from the Corporation’s current executive head office in Montreal, provided that the Executive has not consented by written agreement to such relocation, or (iv) any other state of fact, act, omission, breach or default, giving rise to a constructive dismissal under the laws of the Province of Quebec;

(h)“Person” means an individual, partnership, unincorporated association, organization, syndicate, corporation, trustee, executor, administrator or other legal or personal representative.

ARTICLE 2

POSITION And Term

2.1.Term.

This Agreement will be effective as of the Effective Date and will terminate as provided in Article 4 of this Agreement.

2.2.Title and Position.

(a)	The Corporation shall continue to employ the Executive as its Chief Human Resources Officer.
(b)

During the term of his employment with the Corporation, the Executive will also continue to serve as Chief Human Resources Officer of DAVIDsTEA (USA), Inc. (“DT USA”) and, at the request of the Board, as an officer or member of the board of directors of any Affiliate of the Corporation, in each case, without any additional compensation.

(c)

As Chief Human Resources Officer of each of the Corporation and DT USA, the Executive shall have the powers and authority and perform the duties and functions typically performed by the Chief Human Resources Officer of a business and shall report to and be subject to the direction of the Chief Executive Officer of the Corporation and DT USA.

2.3.Full and Faithful Service.

(a)

The Executive shall devote his full time and attention and his best efforts to the business and affairs of the Corporation and its subsidiaries, and will ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Corporation or any of its subsidiaries.

(b)

During his employment with the Corporation, except as contemplated in Subsections 2.2(b) and 2.3(c), the Executive shall not engage in any other employment or gainful occupation, undertake any other business, or be a director, officer or agent of any other company, firm or individual without the express prior written consent of the Board.

(c)

Notwithstanding the foregoing Section 2.3(b), the Executive may act as a director of, or render services to, charitable or community organizations as may be agreed between the Executive and the Board, to the extent such service is reasonable in time and provided that such activities do not interfere with Executive’s duties hereunder.

2.4.Place of Employment.

The Executive’s base for providing his services under this Agreement shall be Montreal, province of Quebec, unless both parties expressly agree otherwise in writing.  Notwithstanding the foregoing, the Executive shall travel from time to time to such locations as may be necessary or desirable in connection with his duties hereunder, including DT USA’s principal business offices currently located in Boston, Massachusetts.

2.5.Work Permit.

If a work permit is required for the Executive to enter the territory of the United States for the purposes of discharging his duties as Chief Human Resources Officer of DT USA, such permit shall be obtained by the Executive, with the Corporation’s support.  Pending obtainment of such permit, the Executive shall discharge these duties from his base in Montreal.  If, for any reason, the issuance of such permit is either delayed or cannot be obtained, this will not constitute Cause for the Corporation to terminate this Agreement.  The Executive has no reason to believe that he will be denied a work permit to enter the territory of the USA.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1.Base Salary.

The annual base salary (the “Base Salary”) of the Executive shall be CAD$195 000.  The Executive’s Base Salary shall be reviewed annually by the Board (or its human resources committee) following the Executive’s annual performance review and shall be such amount as is established by the Board (or its human resources committee) from time to time.  The Executive’s Base Salary shall be payable by the Corporation to the Executive in arrears on a regular payroll basis.

3.2.Performance Bonus.

The Executive shall be eligible for an annual cash performance bonus with a target amount representing 30% of the Executive’s annual Base Salary.  The annual cash performance  bonus at target shall be payable to the Executive in the event that the Board (or its human resources committee) determines, in its sole discretion, that the performance milestones established by the Board (or its human resources committee) near the beginning of each fiscal year have been achieved for such year. The Executive’s annual cash performance bonus may exceed the target amount and be up to 60% of the Executive’s Base Salary in the event that the Board (or its human resources committee) determines, in its sole discretion, that the actual performance has significantly exceeded performance milestones determined by the Board (or its human resources committee).  The Executive’s annual cash performance bonus for each year, if any, will be determined by the Board (or its human resources committee) following the Executive’s annual performance review.

3.3.Long Term Incentives

The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan with an annual grant compensation value (not face value) target amount representing approximately 35% of his base salary up to a potential of 50%. The Executive’s annual Long Term Incentive Grant for each year, if any, will be determined by the Board (or its human resources committee).

3.4.Vacation.

The Executive shall be entitled to paid vacation in accordance with the Corporation’s reasonable policies and practices (as they may be implemented from time to time) and the timing of vacations shall be determined with a view to the needs of the Corporation and its subsidiaries from time to time.  Accumulated vacation time may not be carried forward except with the prior approval of the Board (or its human resources committee).

3.5.Expense Reimbursement.

The Corporation shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his day-to-day duties under this Agreement.

3.6.Medical, Health and Insurance Benefits.

The Executive will be eligible to participate in the employee benefits and insurance programs generally made available to the Corporation’s full time employees, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute from time to time.

3.7.Indemnification Agreement; D&O Insurance.

Promptly after commencing the Effective Date, DTI and the Executive will enter into an Indemnification Agreement in the form provided to the Executive.

The Executive will be covered by the Corporation’s D&O insurance to cover his liability as director and/or officer of the Corporation and its subsidiaries.

3.8.No Other Benefits.

The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or as agreed to in writing by the Corporation.

ARTICLE 4

TERMINATION

4.1.Termination of Employment.

The Executive’s employment with the Corporation may be terminated by the Corporation at any time by written notice to the Executive, subject only to the severance entitlements provided in this Agreement.

4.2.Termination by the Corporation for Cause.

The Corporation may immediately terminate the employment of the Executive at any time for Cause by written notice to the Executive.  Without limiting the foregoing, any one or more of the following events shall constitute “Cause”:

(a)	fraud, misappropriation, embezzlement or destruction of the Corporation’s property or other similar behaviour by the Executive;
(b)

violation by the Executive of applicable securities legislation or stock exchange rules, provided, however, that where such violation is of such a nature that it can be cured, such violation shall not constitute “Cause” if it is cured within 20 days of the Executive becoming aware of its occurrence;

(c)

any neglect of duty or misconduct of the Executive in discharging any of the Executive’s duties and responsibilities hereunder that is not cured within 20 days of the Executive becoming aware of its occurrence;

(d)	any conduct of the Executive which is prejudicial to the business of the Corporation or its subsidiaries;
(e)

any breach of Executive’s obligations under this Agreement or any breach of any of the Corporation’s or DT USA’s policies that is not cured within 20 days of written notification thereof to the Executive by the Corporation;

(f)

any failure of or refusal by the Executive to comply with the policies, rules and regulations of the Corporation or its subsidiaries that is not cured by the Executive within 20 days of written notification thereof to the Executive by the Corporation;

(g)	any breach of any statutory or civil law duty of loyalty to the Corporation or its subsidiaries;
(h)

conviction of a crime (other than traffic violations and minor misdemeanors) relating to the Executive’s employment or which could cause harm or damage to the Corporation’s or its subsidiaries’ public image, reputation or relations with the authorities;

(i)

inability of the Executive to perform his duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Executive; or

(j)	any act or omission of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

If the Corporation terminates the employment of the Executive for Cause under this Section 4.2, neither the Corporation nor any of its subsidiaries shall be obligated to make any further payments under this Agreement except for the Basic Payments, which shall be paid to the Executive within thirty (30) days of the date of such termination of employment.

4.3.Termination by the Corporation Without Cause.

The Corporation may terminate the employment of the Executive at any time without Cause.  In such event, subject to Section 4.9 and Section 7.8 below, and subject to the Corporation receiving from the Executive a resignation from all positions then held, the Corporation shall pay to the Executive, in addition to the Basic Payments, the following payments (the “Severance Payments”) (a) twelve (12) months’ Base Salary, (b) an amount equal to the average annual cash performance bonus paid to the Executive based on the two (2) completed years immediately preceding the date of such termination of employment (provided that for the first year of employment, the amount shall be equal to the target bonus amount), and (c) an amount determined by multiplying the Executive’s target annual cash performance bonus for the year in which the Executive’s employment is terminated, by a fraction, the numerator of which is the number of days in such year that the Executive was employed by the Corporation and the denominator of which is 365.  The Basic Payments shall be paid within thirty (30) days following the date of such termination of employment and, subject to Sections 4.9 and Section 7.8 below, the Severance Payments shall be paid in twelve (12) equal and consecutive monthly installments over the 12-month period following such termination of employment.  In addition, to the extent permitted by law and the applicable plans, and subject to Section 4.9 and Section 7.8, below, the Corporation shall provide for continued participation in the Corporation’s group insurance plans (other than disability insurance plans) for a period of twelve (12) months following the termination of the Executive’s employment or until the Executive commences employment with another employer, if earlier (together with the Severance Payments, the “Severance”). The Severance paid or provided to the Executive hereunder shall be in lieu of any notice of such termination, and shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive) arising from the termination of the Executive’s employment.

4.4.Termination by the Executive for Good Reason.

In the event that the Executive resigns from his employment with the Corporation in accordance with Section 4.6 within ninety (90) days following the occurrence of an event constituting Good Reason, subject to Section 4.9 and Section 7.8 below, and subject to the Corporation receiving from the Executive a resignation from all positions then held, the Corporation shall be required to pay or provide to the Executive, in addition to the Basic Payments, the Severance.  The Basic Payments shall be paid within thirty (30) days following the date of such termination of employment and, subject to Sections 4.9 and Section 7.8 below, the Severance shall be paid or provided at the same times set forth in Section 4.3 above, which Severance shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive) arising from the Executive’s resignation of employment.

4.5.No Further Entitlement upon Termination.

If the employment of the Executive is terminated under this Article 4, the Executive’s employment with the Corporation shall cease and neither the Corporation nor any of its subsidiaries shall be obligated to make any payments to the Executive, other than as expressly provided for in this Article 4.

4.6.Resignation by Executive.

The Executive shall give the Corporation thirty (30) days’ notice of the resignation of the Executive’s employment hereunder and, subject to the following sentence, the Executive’s employment shall terminate on the date specified in the notice.  Upon receipt of the Executive’s notice of resignation, or at any time thereafter, the Corporation shall have the right to waive the notice period, in which event the Executive’s employment shall terminate on the date of such waiver or such other date within the notice period as may be specified by the Corporation.  In the event of a waiver by the Corporation of all or any portion of the notice period, the Executive shall only be entitled to receive his salary for the portion of the notice period up to the date of termination specified in such waiver and continued participation in the Corporation’s group insurance plans, or, to the extent permitted by their terms and the discretion of the Board (or its human resources committee) a reasonable amount in lieu of the Executive’s benefits for such period, and the rest of the Basic Payments, which amounts shall be paid to the Executive within thirty (30) days of the date of such termination of employment.

4.7.Termination following a Change in Control.

In the event that the Executive’s employment is terminated by the Corporation without Cause in accordance with Section 4.3 or that the Executive resigns from his employment with the Corporation for Good Reason in accordance with Section 4.4, within ninety (90) days following the occurrence of an event constituting Good Reason, provided that, in either case, such termination occurs within the 18-month period following a Change in Control of the Corporation, in lieu of installment payments provided for in Section 4.3 or 4.4, as applicable, the Severance Payments shall be paid in a single lump sum within seventy-five (75) days following the date of such termination of employment, which shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive and group insurance coverage) arising from such termination of employment.  In addition, all outstanding stock options and other equity awards then held by the Executive will become fully vested and exercisable or payable, as the case may be (provided that any such payment will be made no earlier than the date permitted under Section 409A), and otherwise shall remain subject to the terms and conditions thereof.

4.8.Effect of Termination or Resignation

Upon termination of his employment for any reason whatsoever (including for greater certainty, the Executive’s resignation), the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold, with any of the Corporation’s subsidiaries, including for greater certainty DT USA. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

4.9.Release and Restrictive Covenants.

(a)Any obligation of the Corporation to provide the Executive the Severance or other benefits, including accelerated vesting of stock options and other equity awards, (for the avoidance of doubt, other than the Basic Payments), is conditioned (i) on the Executive signing and his continued compliance with the Restrictive Covenant Agreement (as defined below) in accordance with Article 5 below, (ii) on the Executive signing a release of claims in favor of the Corporation, its subsidiaries, their shareholders and their directors and officers in a form satisfactory to the Corporation (the “Release”) following the termination of the Executive’s employment within a period of time not to exceed 45 days from the date of such termination of employment, and (iii) on the Executive not revoking the Release within the revocation period provided therein following the Executive’s execution of the Release.  Except as otherwise provided in Section 7.8 of this Agreement, any payments to be made in installments pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Corporation, with the first such payment (which shall be retroactive to the day immediately following the date of the Executive’s termination of employment) due and payable as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is 60 days following the date the Executive’s employment terminates.  Notwithstanding the foregoing, if the date the Executive’s employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment shall not be made prior to the first day of the second taxable year.  For the avoidance of doubt, if the Executive does not execute a Release within the period specified in this Section 4.9, or if the Executive revokes the executed Release within the time period permitted by law, the Executive will not be entitled to any Severance or other benefits (including the accelerated vesting of stock options or other equity awards) set forth in this Article 4 (other than the Basic Payments), any stock options and other equity awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to the Executive, and neither the Corporation nor any of its subsidiaries will have any further obligations to the Executive under this Agreement or otherwise.

(b)The parties agree that the provisions of Sections 4.3, 4.4 and 4.7 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Sections 4.3, 4.4 and 4.7 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment in the circumstances described therein and shall not be construed as a penalty.  The Executive acknowledges and agrees that the payments pursuant to this Article 4 shall be in full satisfaction of all terms of termination of his employment.  Except as otherwise provided in this Article 4, the Executive shall not be entitled to any further termination payments, notice, pay in lieu of notice, severance pay, damages or any compensation whatsoever.

4.10.Return of Property.

Upon the termination of his employment with the Corporation, the Executive shall promptly deliver or cause to be delivered to the Corporation all books, documents (including all copies), money, securities or other property of the Corporation or its subsidiaries which are in the possession, charge, control or custody of the Executive.

4.11.Additional Obligations following Termination of Employment.

The Executive and the Corporation (and/or its subsidiaries) shall, mutually, following the termination of the Executive’s employment for any reason whatsoever, upon reasonable notice, and subject to the payment of reasonable expenses, furnish such information and proper assistance to one another as may be reasonably required in connection with any litigation in which the Executive or the Corporation (and/or its subsidiaries) may be or become a party to, other than litigation between the Executive and the Corporation and/or its subsidiaries, and litigation involving the Executive in matters entirely independent from the Corporation’s (and/or its subsidiaries’) affairs.

ARTICLE 5

Restrictive Covenants

5.1.Restrictive Covenants.

To the extent permitted by applicable law, it shall be a condition to the Executive’s receipt of any Severance and the acceleration of vesting of stock options and other equity awards hereunder that the Executive execute and comply with the terms of an agreement in the form satisfactory to the Corporation, pursuant to which the Executive (a) shall not disclose confidential information of the Corporation, (b) shall not disparage the Corporation, and (c) for a period of 12 months (18 months, in the case of a termination of employment pursuant to Section 4.7, above) following the Executive’s termination of employment, shall not (i) solicit the employees, customers, and suppliers of the Corporation and (ii) engage in activity competitive with the business of the Corporation, it being understood that the business of the Corporation is the tea beverage specialty retail business (such agreement the “Restrictive Covenant Agreement”).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1.Representations and Warranties.

The Executive hereby represents and warrants to the Corporation that he is not subject to any confidentiality or non-competition agreement or any other similar type of restriction that may affect his ability to devote full time and attention to his work at the Corporation. The Executive further represents and warrants that he has not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party. In addition, the Executive represents that the Corporation does not owe him unpaid wages or compensation of any kind for services performed prior to the date of this Agreement.

The Executive further represents and warrants to the Corporation that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or the Executive’s property is bound.    The Executive shall defend, indemnify and hold the Corporation and its subsidiaries harmless from any liability, expense or claim (including solicitors’ fees incurred in respect thereof) by any Person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 6.1.

ARTICLE 7

GENERAL CONTRACT PROVISIONS

7.1.Privacy

The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose his personal information for purposes relating to his employment with the Corporation, including:

(a)	ensuring that he is paid for his services to the Corporation and its subsidiaries;
(b)

administering any benefits to which he is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, pension, group RRSP and/or stock options and other equity awards, including the disclosure of his personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation’s benefits on behalf of the Corporation; and

(c)	compliance with any regulatory reporting and withholding requirements relating to his employment.

7.2.Governing Law.

This Agreement and the agreements contemplated herein shall be construed and interpreted in accordance with the laws of the Province of Quebec.  Any dispute concerning the terms of this Agreement and/or the employment relationship between the Corporation and the Executive, including the termination of that relationship, shall be finally resolved by a single arbitrator.  Such arbitration including the selection and arbitration procedures shall be governed by the rules of the Civil Code of Québec and the Civil Code of Procedure of Quebec then in effect.  Unless otherwise agreed to in writing, such arbitration shall he held in the district of Montreal and shall be the exclusive means of resolving any disputes between the parties.  The decision of the arbitrator shall be final and binding upon the parties.  Save and except for cases of abuse of process, disproportionality, bad faith, and the like, the costs of any such arbitration shall be divided and adjudicated equally between the Executive and the Corporation.

7.3.Entire Agreement.

This Agreement, together with the Restrictive Covenant Agreement, the Release and the Indemnification Agreement, constitutes the entire agreement between the parties with respect to the matter herein and supersedes all prior agreements relating to the subject matter hereof.  The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof.  This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by the parties.

7.4.Severability.

Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any word,

phrase, clause, sentence, article or paragraph contained in this Agreement is deemed unenforceable by any court of competent jurisdiction, such word, phrase, clause, sentence, article or paragraph shall be severed from this Agreement and the remaining words, phrases, clauses, sentences, articles and paragraphs of this Agreement shall remain in full force and effect.

7.5.Notice.

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, by a nationally recognized courier service, or sent by prepaid registered mail or sent via facsimile transmissions as follows:

To the Executive:	7370, De Tilly St.
Montréal Québec
H3R 3E3

To the Corporation:	5430 Ferrier
Mount-Royal, Quebec
H4P IM2
Fax: (514) 739-0200

Attention: Chairman of the Board

If delivered personally or by courier service, the notice shall be deemed to have been received on the date of delivery; if sent by registered mail, the notice shall be deemed to have been received on the fourth day of uninterrupted postal service following the date of mailing; or if sent by facsimile, the notice shall be deemed to have been received on the date of transmission, unless, in any such case, such day is not a Business Day, in which case the notice shall be deemed to have been received on the next following Business Day.  Either party may change its address for notice at any time, by giving notice to the other party pursuant to this Section 7.5.

7.6.Successors.

This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and his personal or legal representatives, heirs and executors and shall be binding upon the Corporation and its successors.  This Agreement and the rights and obligations hereunder may, without the further express consent of the Executive, be assigned by the Corporation to any entity which succeeds to all or substantially all of the business, assets or property of the Corporation.

7.7.Taxes.

The Executive acknowledges and agrees that all payments, perquisites or benefits under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine that it should withhold pursuant to any applicable law or regulation. Nothing in this Agreement shall be construed to obligate the Corporation to compensate the Executive for adverse tax consequences associated with his compensation.

7.8.Section 409A.

(a)The Executive and the Corporation agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A, to the extent applicable.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A, to the extent applicable, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein) and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), to the extent applicable, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first Business Day following the expiration of the Delay Period to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, to the extent applicable, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)In no event shall the Corporation or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.9.Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF the parties have duly executed this Agreement.

SIGNED BY:

	(s) Marc Macdonald	May 26, 2015
	MARC MACDONALD	Date

Signed in the presence of:

	(s) Nathalie Rolland	May 26, 2015
	Witness	Date

DAVIDsTEA Inc.

By:	(s) Sylvain Toutant	May 26, 2015
	Sylvain Toutant	Date
President and CEO